UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2014

SPS Commerce, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34702	41-2015127
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN	55402
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (612) 435-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2014, the Board of Directors of SPS Commerce, Inc. (the “Company”) approved the following amendments to the Company’s 2010 Equity Incentive Plan (the “Plan”):

•	The provision in the Plan giving the Compensation Committee the authority, in its discretion, to take action to reprice underwater stock options and stock appreciation rights was deleted, and a provision was added to the Plan that would require approval by the Company’s stockholders for any action that would be considered a repricing of underwater stock options or stock appreciation rights, including the cancellation of underwater awards in exchange for cash or other equity awards.

•	The provision in the Plan that had permitted liberal recycling of shares subject to the Plan’s share reserve was amended to permit replenishment of the Plan’s share reserve only upon the cancellation, forfeiture, expiration or cash settlement of a Plan award, and to specifically prohibit replenishment of the Plan’s share reserve in connection with shares tendered or withheld to pay the exercise price or withholding taxes associated with a stock option or stock appreciation rights award, shares repurchased by the Company with option exercise proceeds or shares subject to a stock appreciation rights award that are not issued in the stock settlement of such an award.

Item 8.01.	Other Events.

Also on October 29, 2014, the Company’s Board of Directors adopted stock ownership guidelines pursuant to which the Company’s chief executive officer is required to beneficially own shares of the Company’s common stock with a value equal to at least three times the chief executive officer’s annual base salary, and approved an amendment to the Company’s insider trading policy that prohibits directors, executive officers and other designated personnel from entering into contracts or other arrangements designed to hedge or offset any potential decrease in the market value of Company securities owned by them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: November 5, 2014	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer